Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-111303, 333-34420 and 333-73650), pertaining to the Jacada Ltd. 2003 Share Option and Incentive Plan, Jacada Ltd. 1999 Share Option and Incentive Plan, Jacada Ltd. 1996 Share Option Plan and Jacada Ltd. 1994 Stock Option Plan, of our report dated April 15, 2009 with respect to the consolidated financial statements of Jacada Ltd. included in this Amended Annual Report (Form 20-F/A) for the year ended December 31, 2008.

Tel-Aviv, Israel	KOST FORER GABBAY and KASIERER

October 2, 2009	A member of Ernst & Young Global